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                                                                    Exhibit 23.5

                         Consent of Merrill Lynch & Co.

We hereby consent to the use of our opinion letter, dated January 9, 2000 to the board of directors of NEXTLINK Communications, Inc. included as Appendix C to the proxy statement/information statement/prospectus which is part of the Registration Statement on Form S-4 relating to the proposed merger of NEXTLINK Communications, Inc. and Concentric Network Corporation with and into NM Acquisition Corp. and to the references to such opinion in such proxy statement/information statement/prospectus under the caption "Opinion of NEXTLINK's Financial Advisor." In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Dated: April 14, 2000

                                                       MERRILL LYNCH & CO., INC.

                                                       By: /s/ Merrill Lynch